UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 30, 2010

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada

	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Minimum Stockholders' Equity Requirement

On August 18, 2010, Good Times Restaurants Inc. ("we," "us," "our," "Good Times" or the "Company") received a notice from The NASDAQ Stock Market ("NASDAQ") informing us that the NASDAQ staff had determined that the Company did not comply with or satisfy NASDAQ Listing Rule 5550(b) (formerly Marketplace Rule 4310(c)(2)(B)) for continued listing on the NASDAQ Capital Market, which requires that the Company maintain minimum stockholders' equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On October 4, 2010 the Company provided a specific plan to achieve and sustain compliance with the NASDAQ Capital Market listing requirements, including the time frame for completion of the plan.  On November 24, 2010 the Company received a letter from NASDAQ allowing the Company until December 31, 2010 to evidence compliance.

As previously disclosed in a current report filed on December 17, 2010 the Company completed the sale of $2.1 million of its common stock to Small Island Investments Limited ("SII") on December 13, 2010.  As of the date of this report, we believe we have regained compliance with the stockholders' equity requirement for continued listing on the NASDAQ Capital Market based on the successful closing of the SII transaction and the resulting increase in our stockholders' equity.  NASDAQ will continue to monitor the Company's ongoing compliance of the stockholders' equity requirement under Listing Rule 5550(b) and, if we do not evidence compliance at the time of the Company's quarterly report for the period ending December 31, 2010, the Company may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: December 30, 2010	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer
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